Exhibit 10.1

GEN RESTAURANT GROUP, INC 11480 South Street, Suite 205, Cerritos, CA 90703

Date: June 1, 2026 Dear Luke Hewko, Congratulations!

We are pleased to extend an offer of employment with Gen Restaurant Group, Inc (hereinafter “GEN”). We are confident that your expertise and leadership will be a valuable asset to our organization, and we look forward to the contributions you will make to our continued success.

You will serve in the role of Chief Financial Officer. In this capacity, you will oversee all functions of the accounting department and play a key leadership role in financial operations. Additionally, you will work closely with the Chief Executive Officer and President of Operations on accounting matters and consumer packaged goods (CPG) initiatives.

During your employment, your compensation will be paid in regular installments in accordance with the Company’s payroll process, and subject to applicable tax and other withholdings. This position is classified as exempt under federal and state wage and hour laws, which means you are not eligible for overtime pay. Your salary is intended to provide compensation for all hours worked each week.

As a Company employee, you are expected to adhere to Company policies and procedures. You will be required to sign and comply with a Confidentiality and Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of Company proprietary information. You will also be expected to respect confidentiality obligations with prior employers and third parties.

Stock Options

Stock options have been discussed with the board, and a separate agreement will be discussed and drafted.

At-Will Employment

Your employment with GEN is on an at-will basis. This means that either you or the Company may terminate your employment at any time, with or without cause, and with or without prior notice. Additionally, the terms and conditions of your employment may be modified at the sole discretion of the Company, with or without cause and with or without notice.

Outside Employment

By accepting this offer, you agree to dedicate your full business time, attention, and best efforts to GEN during your employment period. As an exempt employee, you may be required to work additional hours depending on your work assignments and the needs of the Company.

Key Details of Your Employment

Location: 11480 South St. Suite 205, Cerritos, CA 90703

Start Date: June 1, 2026

Exhibit 10.1

Employment Status: Full Time

Classiﬁcation Status: Exempt

Pay

Your starting rate will be $300,000 annually. Payroll is processed bi-weekly on Fridays.

Benefits

As part of your employment benefits, you will be provided with the opportunity to enroll in medical benefits with Kaiser or United Healthcare, and dental and vision benefits with MetLife. You are eligible to receive benefits on the 1st of the month following your ﬁrst 30 days.

For the employees’ portion of medical coverage, the employer pays 50% for Kaiser or 70% for UHC. Dependent cost is the sole responsibility of the employee.

Arbitration

As a condition of your employment with GEN, you agree that any dispute, claim, or controversy arising out of or relating to your employment, the terms of this offer letter, or the termination thereof, shall be resolved exclusively through ﬁnal and binding arbitration. This includes, but is not limited to, claims for wages, breach of contract, wrongful termination, discrimination, harassment, and any claims under federal, state, or local laws.

The arbitration shall be conducted in accordance with the rules of the American Arbitration Association (AAA) or another mutually agreed-upon arbitration organization, in the state of California, before a neutral arbitrator. Both you and the Company shall share the costs of arbitration as permitted by applicable law, except that the Company will bear any costs unique to arbitration that you would not otherwise incur in a court proceeding.

By signing this offer letter, you acknowledge that you are waiving any right to a trial by jury or to participate in a class or collective action against the Company, except as prohibited by applicable law. This agreement to arbitrate does not prevent you from ﬁling a claim or charge with an administrative agency such as the Equal Employment Opportunity Commission (EEOC) or pursuing other remedies as provided by law.

This arbitration clause shall be governed by and construed in accordance with the Federal Arbitration Act (FAA) and applicable California laws.

Acknowledgment

Please confirm your acceptance of this offer by signing. We look forward to welcoming you to GEN and are excited about the great work we will accomplish together.

/s/ Luke A. Hewko

Chief Financial Officer